Exhibit 10.5

UNITED ROOSEVELT SAVINGS BANK NONQUALIFIED DEFERRED COMPENSATION PLAN

The United Roosevelt Savings Bank Nonqualified Deferred Compensation Plan (the “Plan”) was established by the United Roosevelt Savings Bank effective October 1, 2021, and amended and restated effective as of December 15, 2024. The Plan is now amended and restated again effective as of September 1, 2025.

The Plan is a nonqualified deferred compensation plan for a select group of management or highly compensated employees. The Plan is intended to meet the requirements of

Section 409A of the Internal Revenue Code of 1986, as amended, to achieve deferral of taxation until deferred amounts are distributed in accordance with the terms of the Plan.

1.	DEFINITIONS

1.1            “Account” shall mean an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.

1.2             “Administrator” shall mean the Board, or a committee established by the Board for the purpose of administrating the Plan.

1.3            “Beneficiary” means the person or persons, trust or other entity designated in writing by a Participant to receive payments under the Plan upon the death of a Participant.

1.4            “Board” means the Board of Directors of the Company.

1.5            “Bonus” means any discretionary performance-based cash bonuses paid for services with the Company.

1.6            “Bonus Deferrals” means the deferrals elected by the Participant pursuant to Section 3.2.

1.7            “Cash Fees” means any cash compensation payable to a Participant in cash for service as a Non-Employee Director.

1.8            “Cash Fee Deferrals” means the deferral of Cash Fees that a Participant elects pursuant to Section 3.3 hereof.

1.9            “Change in Control” means the first to occur of any of the following events: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Company.

(a)            A “Change in Ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)	A “Change in Effective Control” of the Company occurs on the date that either:

(i)            Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or

(ii)            a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

(c)            A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 1.9(c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

The determination of whether a Change in Control event has occurred will be made in accordance with the requirements of Code Section 409A and the guidance issued thereunder.

1.10            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11            “Company” shall mean United Roosevelt Savings Bank and any other subsidiary corporation controlled by the Company that adopts this Plan with the permission of the Administrator.

1.12            “Deferral Account” means the Account which is maintained with respect to the Salary Deferrals, Cash Fee Deferrals and Bonus Deferrals of the Participant and any hypothetical earnings or losses thereon.

1.13            "Discretionary Matching Contribution" means the amount the Company contributes to the Plan on behalf of a Participant, pursuant to Section 4.1.

1.14            "Discretionary Matching Contribution Account" means a separate account maintained for each Participant to record the Discretionary Matching Contributions made to the Plan pursuant to Section 4.1, plus all earnings and losses allocable thereto.

1.15            [Reserved].

1.16            “Investment Option” means any available investment strategy selected by the Participant that determines the value of the Participant’s Account.

1.17            “Non-Employee Director” means a director of the Company who is not an employee of the Company or a subsidiary.

1.18            “Participant” shall be each employee who has been selected for participation by the Administrator, who satisfies all conditions of eligibility, and any Non-Employee Director.

1.19            “Plan” means the United Roosevelt Savings Bank Nonqualified Deferred Compensation Plan, the Plan set forth herein, as amended from time to time.

1.20            “Plan Year” means a 12-consecutive month period commencing January 1st and ending on the following December 31st.

1.21            “Qualified Plan” means the Retirement Plan of United Roosevelt Savings Bank and any successor plan thereto.

1.22            “Salary Deferrals” means the deferrals elected by the Participant pursuant to Section 3.1.

1.23            “Termination” means a Participant’s “separation from service” as defined under Treas. Reg. § 1.409A-1(h) or a Participant’s termination of service as a Non-Employee Director.

1.24            “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.25            “Valuation Date” means any day on which the New York Stock Exchange or any successor to its business is open for trading.

2.	ELIGIBILITY AND PARTICIPATION

2.1            Eligibility for Participation: Participation in the Plan is limited to those individuals who are at the “executive officer” level and Non-Employee Directors. No individual shall be eligible for selection unless he/she meets one or more of the following criteria:

(a)            To be eligible to make Salary Deferrals or Bonus Deferrals for a Plan Year, the individual must by employed at a job designation at the “executive officer” level;

(b)            To be eligible to make Cash Fee Deferrals for a Plan Year, the individual must be in service as a Non-Employee Director of the Company; and

(c)            To be eligible to receive Discretionary Matching Contributions, if any, the employee Participants must make a Salary Deferral election or a Bonus Deferral election for the Plan Year.

2.2            Commencement of Participation: Each Participant shall be provided an opportunity to designate irrevocably, prior to each Plan Year (or, in the Participant’s first year of eligibility, within 30 days following the date the Participant became eligible), his or her elections pursuant to Article 3. Any such designation must be made in the manner authorized by the Administrator and must be accompanied by, as applicable:

(a)            an irrevocable authorization for the Company to make regular deductions to cover the amount of such deferrals elected pursuant to Section 3.1;

(b)            an irrevocable authorization to defer receipt of a percentage of future Bonus amounts for any year as elected under Section 3.2;

(c)            a designation of Beneficiary (unless a valid designation has previously been provided); and

(d)            a designation as to the form and timing of the distribution of each of the Participant’s Accounts as provided under Sections 6.1 and 6.2.

Each Participant’s elections pursuant to this Section 2.2 (other than with respect to Cash Fees) shall be automatically renewed for each subsequent Plan Year unless the Participant makes a new deferral election prior to the beginning of the Plan Year, pursuant to this Section 2.2. Except as set forth in Section 6.4, any subsequent changes in elections will only be applicable for future deferrals, including changes with respect to the form and timing of distributions, and will not affect amounts for which a prior election has been made and become irrevocable.

2.3            Cessation of Participation: A Participant shall cease to be an active Participant on the earliest of:

(a)            the date on which the Plan terminates, or

(b)            the date on which he or she ceases to be eligible to participate in the Plan under Section 2.1.

A former active Participant will be deemed a Participant for all purposes except with respect to the right to make deferrals, as long as he or she maintains a Participant Account.

3.	DEFERRAL OF COMPENSATION

3.1            Salary Deferrals: Each Participant eligible to make Salary Deferrals may authorize the Company by which he or she is employed, in the manner described in Section 2.2, to have Salary Deferrals made on his or her behalf. Such election shall apply to the Participant’s salary attributable to services performed in the Plan Year subsequent to the year of the election (or the year of an automatic renewal of an election, as applicable pursuant to Section 2.2). Such Salary Deferrals shall be a stated percentage of the Participant’s salary, up to 50 percent, or a flat dollar amount as designated by the Participant. A Participant’s election to make a Salary Deferral or the automatic renewal of such election shall be irrevocable as of the beginning of the applicable Plan Year. A Participant’s new election to make a Salary Deferral shall continue in effect for each subsequent Plan Year unless otherwise elected by the Participant pursuant to Section 2.2.

3.2            Bonus Deferrals: Notwithstanding deferrals made under Section 3.1, by December 31 of each year or such earlier date as the Administrator may determine, each Participant eligible to make Bonus Deferrals may authorize the Company by which he or she is employed, in the manner described in Section 2.2, to defer a percentage of his or her Bonus that would otherwise be payable for services performed in the Plan Year beginning on the January 1 immediately following such December 31. Such Bonus Deferrals shall be a stated percentage of the Participant’s Bonus, up to 100 percent, or a flat dollar amount as designated by the Participant. A Participant’s new election to defer a Bonus shall continue in effect for each subsequent Plan Year unless otherwise elected by the Participant pursuant to Section 2.2.

3.3            Cash Fee Deferrals: Each Participant who is a Non-Employee Director may authorize the Company to defer up to 100% of his or her Cash Fees that would otherwise be payable for services performed in a calendar year. Such Cash Fee Deferrals shall be a stated percentage of the Participant’s Cash Fees for such period, up to 100%, or a flat dollar amount as such Participant shall designate. A Participant must make an election with respect to Cash Fees earned in a calendar year. A Participant must make a new election to defer Cash Fees for each subsequent calendar year and such election must be made prior to the start of the calendar year to which the election applies.

3.4            First Year of Eligibility: In the case of the first year in which a Participant becomes eligible to participate in the Plan, such Participant’s election with respect to Sections 3.1, 3.2, and 3.3 may be made with respect to services to be performed subsequent to the election within 30 days following the date the Participant becomes eligible to participate in the Plan.

4.	EMPLOYER CONTRIBUTIONS

4.1            Discretionary Matching Contributions: The Company may, but need not, make a Discretionary Matching Contribution to the Plan on behalf of a Participant in such amount as the Company shall determine in its sole discretion. Any Discretionary Matching Contribution shall be credited to the Participant's Discretionary Matching Contribution Account as soon as practicable following the last day of the Plan Year to which the Discretionary Matching Contribution relates and no later than the March 15 immediately following the Plan Year. The Company is under no obligation to make a Discretionary Matching Contribution for a Plan Year. Discretionary Matching Contributions need not be uniform among Participants. Discretionary Matching Contributions shall be fully vested at the same time as the Participant’s matching contributions under the Qualified Plan are vested.

5.	INVESTMENT OF CONTRIBUTION

5.1            Establishment of Accounts: The Company shall establish Accounts for each Participant, but only to the extent the Participant has amounts to be allocated to such Account:

(a)            a Deferral Account to which shall be credited the Participant’s Salary Deferrals and Bonus Deferrals and Cash Fee Deferrals, as applicable, and any deemed earnings and losses credited thereto; and

(b)            a Discretionary Matching Contribution Account to which shall be credited the Participant’s Discretionary Matching Contributions, if any, and any deemed earnings and losses credited thereto.

Each Participant shall receive periodic statements (no less frequently than quarterly) reflecting the balances in his or her Participant Accounts.

5.2            Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from the general assets of the Company. To the extent a Participant, or any person, acquires a right to receive payments under this Plan, such right shall be no greater than the right of any general creditor of the Company. Neither this Plan, nor any action taken pursuant to the terms of this Plan, shall be considered to create a fiduciary relationship between the Company and the Participant, or any other persons, or to require the establishment of a trust in which the assets are beyond the claims of any general creditor of the Company.

5.3            Investment Crediting: A Participant shall elect the Investment Option that determines the earnings or losses on the value of the Participant’s Account. The Administrator reserves the right to modify or change the available Investment Options, in its discretion, subject to applicable law. The availability of certain Investment Options may be subject to change without notice.

(a)            Investment Options shall be for the sole purpose of determining the value of the earnings and losses on the Participant’s Account.

(b)            For purposes of satisfying its obligations to provide benefits under this Plan and to track the value of the Participant’s Account, the Administrator may purchase assets that mirror or correspond to the Investment Options selected by the Participant. The Administrator may invest in similar assets if the actual Investment Option is not available. Any underlying asset purchased by the Company that may mirror Investment Options or for determining gains and losses in the Participant’s Account shall be solely owned by the Company. For clarify, the Company has no obligation to fund the Plan.

(c)            If no Investment Option is elected by the Participant, interest on the Participant's Account for a Plan Year shall be credited based on the greater of (a) the 12-month percent change in Consumer Price Index for All Urban Consumers (CPI-U), not seasonally adjusted, as of the December preceding the Plan Year plus 2% or (b) 5%.

5.4            Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect investment results. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

5.5            Stock Units Account – One-Time Election/Opportunity. In connection with the initial stock offering of URSB Bancorp, Inc. (the “Offering”), a Participant may elect that all or any part of amounts contributed to the Participant’s Account, which is vested, be credited to a stock unit account (the “Stock Units Account”). The Participant may not make any such election following the Offering. All amounts credited to the Stock Units Account shall be applied to the crediting of stock units. The number of stock units credited to the Participant’s Stock Units Account shall equal the amount initially invested in the Stock Units Account divided by the fair market value of one share of common stock as of URSB Bancorp, Inc. (the “Common Stock”) on the date of the Offering. Fractional stock units will be used. Each stock unit shall be deemed to pay dividends as if it were one share of Common Stock, and any such deemed dividends will result in the crediting of additional stock units to the Stock Units Account as of the date the dividend is paid with the number of stock units so credited to be calculated based on the fair market value of one share of Common Stock as of the date the dividend is paid. After the crediting of stock units to the Stock Units Account, subsequent fluctuations in the fair market value of the Common Stock shall not result in any change in the number of such stock units then credited to the Stock Units Account. In the event of any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of shall be adjusted by the Administrator in a reasonable manner to compensate for the change, and any such adjustment by the Administrator shall be conclusive and binding for all purposes of the Plan. Any distribution from the Stock Units Account must be solely in the form of whole shares of Common Stock and cash will not be distributed in lieu of fractional shares.

6.	PAYMENT AND AMOUNT OF BENEFITS

6.1	Form of Distribution:

(a)            Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Plan and the Administrator.

(b)            The Participant’s election shall indicate that a payment shall be made in a lump sum, in 120 substantially equal monthly installments (over 10 years), or in a lifetime annuity.

(i)            If the Participant elects a monthly installment distribution, the amount of each installment shall be determined by multiplying the Participant’s remaining Account balance by a fraction, the numerator of which is one (1) and the denominator of which is the number of months remaining in the installment period.

(ii)            If the Participant elects a lifetime annuity distribution, the amount of each installment shall be made in equal monthly payments as an actuarially equivalent single life annuity payable for the life of the Participant in an amount as determined by the terms of the Investment Option, as elected by the Participant in his or her Account, that provide for income payments. If the Investment Option does not provide for a specified income feature, the payment amount shall be determined by the value in the Account that is associated with the Investment Option selected by the Participant, and shall be calculated as an actuarially equivalent single life annuity payable for the life of the Participant.

(c)            If the Participant fails to timely make an election with respect to the form of distribution of his or her Account(s) as provided in this Section 6.1, the Participant will be deemed to have elected distribution in a lump sum.

6.2            Time of Distribution: Each Participant shall elect the timing of the distribution with respect to his or her Participant Account in the manner authorized by the Plan and the Administrator. The Participant’s election(s) shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment or annuity election):

(a)            within 45 days following the Participant’s Termination; provided, however, if the Participant is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and the stock of the Company is publicly traded on an established securities market, distributions shall not commence before the date which is 6 months following the date of Termination (or, if earlier, the death of the Participant); or

(b)            in a specific month and year, but in no event later than the first of the month following the Participant’s 75th birthday.

If the Participant fails to timely make an election with respect to the timing of distribution of his or her Account(s) as provided in this Section 6.2, the Participant will be deemed to have elected to have his or her benefits distributed or commence distribution on or within 45 days following the Participant’s Termination.

6.3            Change in Control: Notwithstanding the elections made in accordance with Sections 6.1 and 6.2 above, in the event of a Change in Control, an election shall be superseded, and all amounts payable pursuant to this Plan paid in a lump sum or within 15 days of the Change in Control.

6.4            Change in Form or Time of Distribution: A Participant may change his or her form and timing election applicable to the distribution of an Account under Sections 6.1 and 6.2, provided that such request for change (i) does not take effect until at least twelve (12) months after the date on which it is made, (ii) with respect to payments made at a specified time or pursuant to a fixed schedule, is made at least twelve (12) months prior to the date on which such distribution would otherwise have been made or commenced and (iii) with respect to elections under Section 6.1 and 6.2, the first payment with respect to such new election is deferred for a period of not less than five (5) years beyond the date such distribution would otherwise have been made.

6.5            Distribution after Death: If a Participant dies prior to receiving the entire amounts credited to his or her Participant Accounts, the remaining amounts shall be paid to the Participant’s Beneficiary designated by the Participant at the time and in the form as previously elected by the Participant under Section 6.1, 6.2 and 6.3 (i.e., there are no special distribution elections for distribution upon death). In the case of an election for amounts to be paid as of Termination, the Participant’s death shall be considered a Termination.

6.6            De Minimis Distributions: Notwithstanding the provisions of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 with respect to the form of distribution, if, as of the Participant’s Termination or death and prior to the commencement of installment or annuity payments, the value of amounts in all of the Participant’s Accounts (determined as of the Valuation Date immediately preceding such date) is less than $10,000, the entire balance in the Participant’s Accounts shall be distributed to the Participant (or if the Participant is deceased, the Participant’s Beneficiary) as a lump sum payment (in cash, or in the event an annuity election, in kind if elected by the Participant or Beneficiary).

6.7            Distribution Due to Unforeseeable Emergency: Distributions hereunder may commence if the Administrator determines, based upon uniform, established standards consistent with Treas. Reg. § 1.409A-3(i)(3), that the Participant has incurred an Unforeseeable Emergency. The amount distributed under this Section 6.7 shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.) Distributions under this Section 6.7 shall be distributed from the Participant’s Deferral Account under Section 5.1. Distributions under this Section 6.7 from a Participant’s Deferral Account shall first be debited from the Participant’s Salary Deferrals (or Cash Fee Deferrals, if applicable) and then from the Participant’s Bonus Deferrals, and any deemed earnings and losses credited thereto. No distribution under this Section 6.7 shall be made from the Participant’s Discretionary Matching Contribution Account under Section 5.1.

6.8            Termination for Willful, Deliberate or Gross Misconduct: In the event that a Participant (i) is discharged for willful, deliberate, or gross misconduct as determined by the Board or a duly constituted committee thereof; or (ii) if following the Participant’s Termination and, within a period of three years thereafter, the Participant engages in any business or enters into any employment which the Board or a duly constituted committee thereof determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company’s financial interest (the occurrence of an event described in (i) or (ii) shall be referred to as “Injurious Conduct”), all amounts attributable to the Discretionary Matching Contribution Account shall be forfeited. Further, the Board or a duly constituted committee thereof, in its discretion, may require the Participant who has engaged in Injurious Conduct to return any amounts attributable to the Discretionary Matching Contribution Account previously received by the Participant, provided the right to require repayment under this Section 6.8 must be exercised within ninety (90) days after the Board (or committee, as the case may be) first learns of the Injurious Conduct, but in no event later than twenty-four (24) months after the Participant’s Termination. A Participant may request the Board or a duly constituted committee thereof, in writing, to determine whether any proposed business or employment activity would constitute Injurious Conduct. Such a request shall fully describe the proposed activity and the Board’s (or the committee’s, as the case may be) determination shall be limited to the specific activity so described.

7.	FINANCING

No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset of the Company as a result of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of a general creditor.

8.	AMENDMENT OR TERMINATION

8.1            Plan Amendment: The Plan may be amended or otherwise modified by the Administrator, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his or her Participant Accounts under Article 3 and 4 or of the amount and method of crediting earnings to such Participant Accounts under Article 5 of the Plan as of the date of such amendment. Notwithstanding the foregoing, this Section 8.1 shall not prohibit a spin-off or transfer of liabilities from this Plan to another plan provided the new plan provides the affected Participant with the same benefits or amounts after the spin-off or transfer as the affected Participant had under this Plan prior to the spin-off or transfer.

8.2            Termination of the Plan: The Administrator reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Accounts in the form and at the benefit commencement date elected by the Participant pursuant to Article 6 of the Plan. Earnings shall continue to be allocated under Article 5 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan.

9.	ADMINISTRATION

9.1            Administration: Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Administrator, which shall have the full and exclusive discretionary authority to interpret the Plan, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Administrator. The Administrator may delegate administrative tasks as necessary to persons who are not Administrator members. All decisions of the Administrator shall be conclusive and binding upon all affected persons.

9.2            Plan Expenses: The expenses of administering the Plan shall be borne by the Company. No employee shall receive any remuneration for service in such capacity. However, expenses of the Administrator or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

9.3            Liability: The Company shall indemnify and hold harmless the members of the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

10.	CLAIMS PROCEDURE

10.1            Claim: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator which shall respond in writing as soon as practicable.

10.2            Denial of Claim: If the claim or request is denied, the written notice of denial shall state:

(a)    The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)     A description of any additional material or information required and an explanation of why it is necessary.

(c)      An explanation of the Plan’s claim review procedure.

10.3            Review of Claim: Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4            Final Decision: The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified, and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

10.5            Attorney’s Fees and Expenses: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the legal fees and expenses directly incurred by the Participant in connection with his appeal subject to a maximum payment or reimbursement of one-third of the balance of the Participant’s Accounts. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than thirty (30) days following the Participant’s written request for the payment of such legal fees and expenses, provided the Participant supplies the Administrator with evidence of the fees and expenses incurred by the Participant that the Administrator, in its sole discretion, determines is sufficient.

10.6            Interest on Delayed Payments: Further, in the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Participant interest on the portion of the Participant’s benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the benefits would otherwise have been paid if the claim had not initially been denied, plus five percent (5%), and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.

11.	MISCELLANEOUS

11.1            Non-Alienation of Benefits: No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or the Beneficiary of a Participant except as may be required by law.

11.2            Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed as giving:

(a)                any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or

(b)               any Participant, or other person whomsoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to termination to the same extent as if the Plan had never been adopted.

11.3            Participant’s Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the Company, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Accounts or any asset of the Company. The liabilities of the Company to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, a Participant or Beneficiary.

11.4            Incapacity: In the event that the Administrator shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Administrator may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant’s spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Company, any employing company and the Plan therefor.

11.5            Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

11.6            Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.

11.7            Controlling Law: The Plan shall be governed by the laws of the State of New Jersey except to the extent preempted by ERISA and any other law of the United States.

SIGNATURE

IN WITNESS WHEREOF, the Company has executed this Plan as of the 8th day of September 2025.

/s/ Amanda D’Alessio